EXHIBIT 10.18

HEALTH NET, INC.

DEFERRED COMPENSATION PLAN

(as amended and restated effective January 1, 2004)

I. INTRODUCTION

The purpose of the Health Net, Inc. Deferred Compensation Plan (the “Plan”) is to permit certain key employees of Health Net, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries to defer receipt of compensation payable to such employees until such times as set forth herein.

II. DEFINITIONS

For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

2.1 “Account” shall mean the account kept on the books and records of the Company established on behalf of a Participant in the Plan to which amounts deferred by such Participant (and deemed earnings and losses thereon), other than amounts credited to the Participant’s In-Service Withdrawal Account, are credited.

2.2 “Beneficiary” shall mean the beneficiary or beneficiaries (including any contingent beneficiary) designated pursuant to Section 4.5, except that the beneficiary or beneficiaries entitled to amounts credited to the subaccounts of an Eligible Employee’s Former Account shall be the beneficiary or beneficiaries as designated pursuant to The Health Net Executive Deferral Plan and The Health Net Supplemental Credit Plan (such plans terminated effective as of December 31, 2000), unless a change to such a beneficiary is made pursuant to Section 4.5 hereof.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 “Committee” shall mean the Compensation and Stock Option Committee of the Board.

2.6 “Common Stock” shall mean the Class A Common Stock, $.001 par value, of the Company.

2.7 “Company” shall mean Health Net, Inc. (formerly known as Foundation Health Systems, Inc.), a Delaware corporation, or any successor thereto.

2.8 “Compensation” shall mean the total earnings paid by an Employer to an Eligible Employee and properly reportable on IRS Form W-2 for a Deferral Year (including bonuses and overtime), and all amounts not includible in such Eligible Employee’s gross income for federal income tax purposes solely on account of his or her election to have compensation reduced pursuant to the Plan, a qualified cash or deferred arrangement described in Section 401(k) of the Code or a cafeteria plan as defined in Section 125 of the Code, but excluding any reimbursements or other allowances for automobile, relocation, travel or education expenses (even if includible in the Eligible Employee’s gross income for federal income tax purposes).

2.9 “Deferral Year” shall mean the twelve-month period beginning each January 1, except that the first Deferral Year shall be the eight-month period beginning on May 1, 1998.

2.10 “Disability” shall mean a disability within the meaning of the long-term disability plan maintained by the Employer of an Eligible Employee, pursuant to which such Eligible Employee is receiving long-term disability benefits.

2.11 “Eligible Employee” shall mean an individual (i) who is treated by an Employer as its employee, (ii) whose employment position is categorized as “director-level” or above, and (iii) whose annual base rate of salary for a Deferral Year is at least $100,000 (or such other amount determined by the Company from time to time) as of the first day of such Deferral Year.

2.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Effective Date” shall mean May 1, 1998.

2.14 “Employer” shall mean the Company or a Subsidiary, other than a Subsidiary that the Committee excludes from participation in the Plan.

2.15 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.16 “Former Account” shall mean an account kept on the books and records of the Company established on behalf of an Eligible Employee to which shall be credited the following: (i) amounts equal to the benefits earned by such Eligible Employee as of December 31, 2000 (the “Plan Termination Date”) under The Health Net Executive Deferral Plan (the “Deferral Plan”) and The Health Net Supplemental Credit Plan (the “Supplemental Credit Plan”) and (ii) deemed earnings and losses on such amounts after the Plan Termination Date. An Eligible Employee’s Former Account shall consist of two subaccounts, i.e., (x) a Deferral Plan Subaccount, to which shall be credited such Eligible Employee’s benefit under the Deferral Plan as of the Plan Termination Date, and deemed earnings and losses thereon after the Plan Termination Date, and (y) a Supplemental Credit Plan Subaccount, to which shall be credited such Eligible Employee’s benefit under the Supplemental Credit Plan as of the Plan Termination Date, and deemed earnings and losses thereon after the Plan Termination Date.

2.17 “In-Service Withdrawal Account” shall mean the account kept on the books and records of the Company established on behalf of a Participant to which amounts deferred by such Participant pursuant to Section 3.2(f) shall be paid in a lump sum at the time described in Section 4.1(b).

2.18 “In-Service Withdrawal Year” shall mean the calendar year designated by a Participant on his or her deferral election form filed pursuant to Section 3.2(f), which year begins at least three years after the year in respect of which the Participant has filed such election form.

2.19 “Investment Fund” shall mean an “open-end,” “closed-end” or other collective investment fund selected by the Company from time to time as a measure for allocating deemed investment gains and losses to Participants’ accounts.

2.20 “Merger” shall mean any merger of the Company in which the holders of the Class A common stock, $.001 par value, of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

2.21 “Participant” shall mean an Eligible Employee who has elected to defer, pursuant to the terms of the Plan, an amount that would otherwise be payable as Compensation in a Deferral Year.

2.22 “Payment Date” shall mean the date chosen by the Company, in its sole discretion, that occurs within the 90-day period beginning immediately after the last day of a calendar year.

2.23 “Regular Compensation” shall mean an Eligible Employee’s Compensation for a Deferral Year, excluding any bonuses payable to such Eligible Employee during, or with respect to, such Deferral Year.

2.24 “Subsidiary” shall mean any corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

III. PARTICIPATION AND DEFERRALS

3.1	Participation.

(a) In General. Each Eligible Employee may participate in the Plan in a Deferral Year by specifying on an election form filed with the Company prior to the beginning of such Deferral Year the percentage of Compensation for the Deferral Year to be deducted from such Compensation and deferred for payment at a later date pursuant to the Plan. The Company shall establish rules and procedures prescribing the time and manner in which election forms shall be filed with the Company.

(b) Initial Participation. An individual may participate in the Plan during the first Deferral Year in which the individual begins employment with an Employer, provided that on the individual’s date of hire he or she satisfies the conditions set forth in clauses (i) and (ii) of the definition of “Eligible Employee” and his or her annual base rate of salary for such Deferral Year is at least $100,000. To participate in the Plan, such individual must file a deferral election form with the Company within 30 days of his or her date of hire (hereinafter, such individual is referred to as an “Eligible Employee”).

3.2	Deferral Elections.

(a) In General. Except as provided in Section 3.1(b), a deferral election form must be filed in accordance with rules and procedures prescribed by the Company prior to the Deferral Year for which the election is to be effective. A Participant may not revoke or change a deferral election for a Deferral Year after the beginning of such year. A Participant must file a new election form with the Company prior to each Deferral Year for which the election is to be effective. In no event shall an election under the Plan apply to Compensation earned prior to the date on which the election to participate in the Plan for a Deferral Year is received by the Company.

(b) Deferral Amount. An Eligible Employee may elect on the election form (in the time and manner designated by the Company) to defer the receipt of (i) between 5% and 90% of the amount that would otherwise be the Eligible Employee’s Regular Compensation for a Deferral Year, (ii) between 5% and 100% of any bonus payable to such Eligible Employee during, or with respect to, the Deferral Year or (iii) any combination of such percentages described in clauses (i) and (ii).

(c) Deemed Investment Election. Upon the commencement of participation in the Plan, each Participant shall specify on his or her election form any one or more of the Investment Funds in which all of the Participant’s accounts under the Plan are to be deemed invested.

(d) Change of Deemed Investment Election. A Participant may elect to change his or her deemed investment election as frequently as may be designated by the Company, and in any event at least quarterly. Any such change shall specify the whole percentages (or amounts if so permitted by the Company) to be deemed invested in one or more of the then available Investment Funds. A Participant may change his or her election (i) with respect to the balance of his or her account(s) as of the effective date of the Participant’s new investment election, (ii) with respect to future amounts credited to the Participant’s account(s) under Section 3.3(a) and (b) or (iii) both. A Participant’s change of a deemed investment election must be made in accordance with the written rules and conditions provided by the Company to the Participants.

(e) Payment Election. Except as provided in subsection (f) of this Section 3.2, an Eligible Employee must designate on each deferral election form filed with the Company (i) a manner of payment in which his or her Account shall be paid, provided that such manner of payment is permitted under Section 4.2, and (ii) whether the Account is to be paid on the Payment Date occurring immediately after (x) the calendar year in which the Eligible Employee terminates employment with the Employer, or (y) the calendar year immediately following the calendar year in which such employment terminates. The Participant’s election on the deferral election form most recently filed with the Company shall supercede the Participant’s election on all previously filed deferral election forms with respect to the payment of the Participant’s Account, provided that the most recent election form has been on file with the Company for at least twelve (12) months.

(f) In-Service Withdrawals. A Participant may elect for any Deferral Year on a deferral election form filed with the Company (i) to designate any percentage of the amount to be deferred to be credited to an In-Service Withdrawal Account established on behalf of the Participant and (ii) to receive payment of the balance of such In-Service Withdrawal Account in a lump-sum within 90 days after the last day of the In-Service Withdrawal Year so designated by the Participant.

3.3	Deferred Compensation Account.

(a) Crediting Deferred Compensation. Any amount otherwise payable as Compensation that is deferred by a Participant hereunder shall be credited to the applicable account of the Participant as of the date on which, absent such election, such amount would have been payable to the Participant as Compensation.

(b) Earnings. Each Participant’s account(s) under the Plan shall be credited with deemed earnings, or reduced by deemed losses, equal to the earnings or losses that would have been realized or paid if assets in an amount equal to the balance of such account(s) were actually invested among the Investment Funds selected by the Participant in accordance with Section 3.2(c) and (d). Although the Company or an Employer might actually invest assets of the Company or such Employer according to the Participant’s election, it is not required to do so nor to set aside any assets to provide for payments hereunder. The Company may promulgate separate accounting and administrative rules to facilitate the deemed investment in an Investment Fund.

(c) Notices. Each Participant shall receive written notice of the balance of his or her account(s) as soon as practicable following the last day of each calendar quarter.

IV. PAYMENTS OF DEFERRED COMPENSATION

4.1	Timing.

(a) In General. The balance of a Participant’s Account shall be paid or shall commence to be paid on the Payment Date occurring immediately after (i) the calendar year in which the Participant terminates employment with the Employer, or (ii) the calendar year immediately following the calendar year in which such employment terminates, as elected by the Participant on the election form the Participant most recently filed with the Company, provided that the election form has been on file for at least twelve (12) months.

(b) In-Service Withdrawals. A Participant may elect to receive any percentage of an amount deferred for a Deferral Year in any In-Service Withdrawal Year that begins at least three years after such Deferral Year. Such percentage shall be credited to an In-Service Withdrawal Account established in the Participant’s name and the amount credited to such account shall be paid in a lump sum on the Payment Date for such In-Service Withdrawal Year. Notwithstanding the immediately preceding sentence, if a Participant terminates employment with the Employer in a calendar year prior to such In-Service Withdrawal Year, then the amount credited to the Participant’s In-Service Withdrawal Account shall be paid in a lump sum on the earlier of: (i) the Payment Date for the calendar year with respect to which the Participant’s Account shall be paid or shall commence to be paid, as elected by the Participant pursuant to Section 4.1, and (ii) the Payment Date for the In-Service Withdrawal Year as elected by the Participant.

(c) Company Deferral Discretion. Notwithstanding a Participant’s election, the Company may, in its sole discretion, defer the payment of all or any portion of any account of a Participant to the extent the Company determines that the payment on such Payment Date would cause the Participant’s Employer to be unable to deduct any portion of the Participant’s Compensation as a result of the limitations prescribed by Section 162(m) of the Code.

4.2 Manner of Payment. Each Participant shall receive payment of the amount credited to the Participant’s Account either in a single lump sum or in annual installments at least equal to $1,000 over a period of not less than two and not more than ten years, as elected by the Participant upon his or her commencement of participation in the Plan. Notwithstanding the foregoing sentence, such Account shall be paid to such Participant or his or her Beneficiary in the form of a single lump sum if (i) the amount credited to such Account as of the relevant Payment Date is less than $50,000, (ii) the Participant has not attained age 55 as of such Payment Date or (iii) the Participant’s employment with an Employer terminates by reason of death.

4.3 Emergency Payments. In the event of an Unforeseeable Financial Emergency, as hereinafter defined, the Participant may file a written request with the Company to receive all or any portion of the balance of such Participant’s account(s) in an immediate lump sum payment. A Participant’s written request for such a payment shall describe the circumstances which the Participant believes justify the payment and an estimate of the amount necessary to eliminate the Unforeseeable Financial Emergency. An “Unforeseeable Financial Emergency” shall mean unforeseeable severe financial hardship resulting from (i) the Participant’s Disability, (ii) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (iii) loss of the Participant’s property due to casualty or (iv) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Company. Unforeseeable Financial Emergency payments shall be made only to the extent necessary to satisfy the emergency need and shall not be made to the extent the need is or may be relieved through reimbursement or compensation, by insurance or otherwise, by the Company’s cessation of deferrals under the Plan or by liquidation of the Participant’s assets (to the extent such liquidation itself would not cause severe financial hardship). Any Unforeseeable Financial Emergency payment from a Participant’s account(s) shall be deemed to cancel any deferral election of the Participant then in effect and, unless otherwise determined by the Company, the Participant shall be suspended from making further deferral elections under the Plan during the remainder of the Deferral Year in which such payment is made and the Deferral Year immediately thereafter.

4.4 Distributions to Minor and Incompetent Persons. If a payment is to be made to a minor or to an individual who, in the opinion of the Company, is unable to manage his or her financial affairs by reason of illness or mental incompetency, such payment may be made to or for the benefit of any such individual in any of the following ways as the Company shall direct: (a) directly to any such minor individual if, in the opinion of the Company, he or she is able to manage his or her financial affairs, (b) to the legal representative of any such individual, (c) to a custodian under a Uniform Gifts to Minors Act for any such minor individual, or (d) to a relative of any such individual to be used for the latter’s benefit. Neither the Company nor any Employer shall be required to see to the application by any third party of any payment made to or for the benefit of a Participant or Beneficiary pursuant to this Section.

4.5 Beneficiaries. A Participant shall have the right to designate a Beneficiary, and amend or revoke such a designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt of the Participant’s written designation by the Company. If a Participant is married at the time a Beneficiary designation is submitted to the Company, the designation of a Beneficiary other than the Participant’s spouse shall not be effective unless the Participant’s spouse consents to such designation in writing, or it is established to the satisfaction of the Company that such consent could not be obtained because the Participant’s spouse cannot be located or such other circumstances as may be considered by the Company. Subject to the preceding sentence, a Participant may from time to time, without the consent of any Beneficiary, change or cancel any such designation. Such designation and each change therein shall be made in the form prescribed by the Company and shall be filed with the Company. If no Beneficiary survives the Participant, the Company shall direct that payment of any balance to the Participant’s account(s) be made in the following order of priority:

(a)	to the beneficiaries designated in the Participant’s last will, if specific reference is made therein to the payment of such account(s); or if none,

(b)	to the Participant’s spouse; or if none,

(c)	to the Participant’s descendants, per stirpes; or if none,

(d)	to the Participant’s estate.

If a Participant has only one election form on file with the Company and terminates employment with the Employer before the expiration of twelve (12) months since the delivery of such election form, then, notwithstanding the Participant’s election with respect to the timing of the payment, or commencement of payment, of his or her Account or In-Service Withdrawal Account, as the case may be, the balance of such account shall be paid or shall commence to be paid on the Payment Date for the calendar year in which the Participant’s employment terminates.

V. ADMINISTRATION

5.1 Administration. The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions herein set forth, except to the extent the Plan specifically provides that the Company shall carry out certain administrative duties. The Committee’s interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payments to be made herefrom, shall be binding and conclusive on all persons for all purposes. The Committee and the Company may delegate to any Employer, committee, individual (regardless of whether such individual is an employee of an Employer) or entity any of their respective powers or duties hereunder.

5.2 Indemnification. No officer or employee of the Company or any Employer shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith, and the Company shall indemnify and hold harmless such officers and employees from and against all claims, losses, damages, causes of action and expenses, including reasonable attorney fees and court costs, incurred in connection with such interpretation and administration of the Plan. The expenses of administering the Plan shall be paid by the Employers and shall not be charged against any Participant’s account(s).

5.3 Claims Procedure. The Company (i) shall provide notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by such Participant or Beneficiary and (ii) shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a full and fair review by the Committee of the decision denying the claim.

VI. MISCELLANEOUS

6.1 Unfunded Status and Application of ERISA. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulation § 2520.104-23. In order to meet the deferred obligations hereunder, the Company and the Employers may, but shall not be required to, establish a grantor trust and transfer thereto an amount necessary to provide payments equal to the aggregate balances of the Participants’ accounts. In the event that the Company or an Employer transfers any amounts to a grantor trust to provide payments hereunder, such amounts, and all income attributable to such amounts, shall be subject to the claims of the Company’s or the Employer’s general creditors. The Company’s and each Employer’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or Beneficiary shall have any right to any specific assets. The Plan constitutes a mere promise by the Company and each Employer to make benefit payments in the future.

6.2 Limitation on Rights. Neither the establishment of the Plan nor the payment of any account hereunder shall be construed as giving or granting any person any legal or equitable rights against the Company, any Employer, the Board, the Committee, or any of their officers, trustees, associates, or agents, other than such as are specifically conferred by the express terms of the Plan.

6.3 Satisfaction of Claims. The payment to a Participant, Beneficiary or other person of an account balance hereunder pursuant to the terms of the Plan shall be in full satisfaction of all claims with respect to such account that such person may have against the Company or any Employer. Prior to a Change in Control, the Committee may require any Participant, Beneficiary or other person, as a condition to payment, to execute a waiver and release in such form as shall be designated by the Committee.

6.4 Nonassignability. No amount deferred under the Plan or any amount credited to an account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment,

pledge, encumbrance, attachment or garnishment, and any attempt to transfer or encumber the same shall be void, other than pursuant to a qualified domestic relations order as defined in Title I of ERISA.

6.5 Amendment of the Plan. The Committee may, in its sole discretion and without the consent of any Participant or Beneficiary, amend the Plan at any time and in any manner by duly adopted resolutions, including, without limitation, the acceleration of the payment of any account hereunder; provided, however, that no amendment shall reduce the amount credited to any account of any Participant immediately prior to such amendment.

6.6 Withdrawal by an Employer; Termination of the Plan. Each Employer may, in its sole discretion without the consent of any Participant or Beneficiary, terminate its participation in the Plan at any time by giving written notice thereof to the Committee and each Participant employed by such Employer. Notwithstanding any Participant’s deferral election submitted to the Company pursuant to Sections 3.1 and 3.2, the amount credited to each account shall be paid to the person entitled thereto at such time and in such manner as the Committee shall determine, but not later than payments would have been made had such Employer’s participation in the Plan not been terminated. The Company may, in its sole discretion, terminate the Plan without the consent of, or notification to, any person. Upon the termination of the Plan, all account balances shall be paid to Participants and Beneficiaries within a reasonable time (such time determined solely by the Company).

6.7 Change in Control. If, following a Change in Control, as hereinafter defined, a Participant determines in good faith that the Company or an Employer has failed to comply with any of its obligations under the Plan or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny or diminish or to recover from any Participant the benefits intended to be provided hereunder, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or an Employer, or any director, officer, stockholder or other person affiliated with the Company or such Employer, or any successor thereto in any jurisdiction. For purposes of this Section, a “Change in Control” shall mean:

(i) Approved Transaction. An action of the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) approving (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

(ii) Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company’s Common

Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities);

(iii) Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv) Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in Board composition that the Board determines to be a Change in Control for purposes of the Plan.

6.8 No Contractual Rights to Employment. Nothing in the Plan shall be interpreted as conferring any right on any employee to remain employed by an Employer for any stated period of time or otherwise change the employee’s employment relationship with his or her Employer from an employment at will relationship.

6.9 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

6.10 Tax Withholding, Etc. Any payment required under the Plan shall be subject to all requirements of the law with regard to income and employment withholding taxes, filings, and making of reports, and each Employer and Participant shall use its or his or her best efforts to satisfy promptly all such requirements, as applicable.

6.11 Applicable Law. The Plan and all rights hereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of laws.